Och-Ziff Appoints William P. Barr to Board of Directors
NEW YORK, August 2, 2016 - Och-Ziff Capital Management Group LLC (NYSE: OZM) today announced that it has appointed William P. Barr to its Board of Directors. The addition of Mr. Barr expands Och-Ziff’s Board to eight directors.
Mr. Barr served as the 77th Attorney General of the United States and prior to that as Deputy Attorney General under President George H.W. Bush. After working at the Justice Department, Mr. Barr served as General Counsel at Verizon Communications, Inc. from 2000 until his retirement in 2008, and held the same role at GTE Corporation from 1994 to 2000, when it merged with Bell Atlantic Corporation to form Verizon. While at Verizon, Mr. Barr oversaw all legal, regulatory and government affairs. Mr. Barr also worked as White House Domestic Policy Staff under President Ronald Reagan and at the Central Intelligence Agency. He is currently on the Boards of Dominion Resources, Inc. and Time Warner Inc. Mr. Barr has also previously served as a Director of Selected Funds and as a Trustee of The Clipper Fund.
“Bill is one of the most respected attorneys in the country and brings outstanding leadership and experience to our Board of Directors,” said Dan Och, Chairman and Chief Executive Officer of Och-Ziff. “We look forward to his insight and guidance.”
“I am proud to join an organization of such professionalism and integrity,” added Barr. “The management, Board and employees of Och-Ziff have built an exceptional company, and I look forward to working with them.”
Mr. Barr will serve on Och-Ziff’s Compensation and Audit committees.
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About Och-Ziff
Och-Ziff is one of the largest institutional alternative asset managers in the world, with offices in New York, London, Hong Kong, Mumbai, Beijing, Dubai, Shanghai and Houston. Och-Ziff provides asset management services to investors globally through its multi-strategy funds, dedicated credit funds, including opportunistic credit funds and Institutional Credit Strategies products, real estate funds and other alternative investment vehicles. Och-Ziff seeks to generate consistent, positive, absolute returns across market cycles, with low volatility compared to the broader markets, and with an emphasis on preservation of capital. Och-Ziff’s funds invest across multiple strategies and geographies, consistent with the investment objectives of each fund. The global investment strategies Och-Ziff employs include convertible and derivative arbitrage, corporate credit, long/short equity special situations, merger arbitrage, private investments, real estate and structured credit. As of August 1, 2016, Och-Ziff had approximately $39.1 billion in assets under management. For more information, please visit Och-Ziff’s website (www.ozcap.com).

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